Exhibit 5

November 1, 1999



Union Acceptance Corporation
250 N. Shadeland Avenue
Indianapolis, IN 46219

Ladies and Gentlemen:

         You have requested our opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") of Union Acceptance Corporation (the "Corporation"), relating to the offer and sale of 300,000 shares of the Class A Common Stock, without par value, of the Corporation (the "Common Stock") under the Union Acceptance Corporation 1999 Stock Option Plan, as amended (the "Plan"). In connection with your request, we have made such examination of the corporate records and proceedings of the Corporation and considered such questions of law and taken such further action as we deemed necessary or appropriate to enable us to render this opinion.

         Based upon such examination, we are of the opinion that when the Common Stock has been purchased and the purchase price therefor has been paid as described in the Plan and when the Corporation has complied with the Securities Act of 1933, as amended, and with the securities laws of the State of Indiana and all other jurisdictions in which Common Stock is to be sold pursuant to the exercise of stock options or stock appreciation rights granted under the Plan, the Common Stock will be legally issued, fully paid and nonassessable.

         We consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, however, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                                     Very truly yours,



                                                     BARNES & THORNBURG